Exhibit 99.1

Quinton Announces Record Q4 Revenue and Profit

BOTHELL, WA, February 24, 2005 – Quinton Cardiology Systems, Inc. (NASDAQ: QUIN) today announced results for the three month period and year ended December 31, 2004, reporting record levels of revenue and profitability.

Fourth Quarter Results

Revenue for the three months ended December 31, 2004 was $23.8 million, Quinton’s highest quarterly revenue since becoming a public company in 2002. This compares to revenue of $22.4 million for the three months ended December 31, 2003, an increase of 6%. On a pro forma basis, excluding revenue of $0.4 million in the fourth quarter of 2003 relating to our hemodynamic monitoring product line, a product line we divested in October 2003, fourth quarter 2004 revenue was up over 8% compared with the same period in 2003. This revenue growth was driven by continued strength in substantially all of our core product lines and sales channels.

Gross profit for the three months ended December 31, 2004 was $10.7 million, or 45.1% of revenue. This compares to gross profit of $8.4 million, or 37.5% of revenue, for the three months ended December 31, 2003. Gross profit in the fourth quarter of 2003 included charges of $1.1 million relating to the consolidation of manufacturing operations. There was no similar charge in the current year. The remainder of the year over year improvement in overall gross margin resulted mostly from systems margin improvements relating to efficiencies realized through the 2003 consolidation of our manufacturing facilities and other cost reductions. Our improvement in systems margin was partially offset by a reduction in service margin associated with the loss of contracted service revenue associated with our divested hemodynamic monitoring line, combined with increased investment in our service organization during the year.

Income before income taxes for the three month period ended December 31, 2004 was $2.0 million. This amount includes approximately $0.2 million of assets, net of liabilities, relating to Burdick, of which we were not aware at the time of our acquisition of Burdick, which we recognized as ours during the period. Our income before income taxes of $2.0 million for the three month period ended December 31, 2004 compares to income before income taxes of $0.1 million for the same period in 2003. The 2003 amount included charges of $1.1 million related to the manufacturing consolidation.

During the fourth quarter, we determined that the ultimate realization of the benefits of our tax operating loss and credit carryforwards had become more likely than not, based on our strong profitability in 2004 and our expectations for continued profitability into the foreseeable future. Accordingly, we reduced our valuation allowance against our deferred tax assets relating to these future benefits, resulting in an income tax benefit during the three months ended December 31, 2004 of $9.0 million. This tax benefit, combined with our income before income taxes of $2.0 million, resulted in net income of $11.0 million for the three month period ended December 31, 2004. Adjusting net income to exclude the tax benefit, pro forma net income would have been $2.0 million. This compares to reported net income in the fourth quarter of 2003 of $0.1 million. Adjusting fourth quarter 2003 net income to exclude non-recurring manufacturing consolidation charges of $1.1 million, pro forma net income for that period would have been $1.2 million.

Our earnings per fully diluted share was $0.74 for the quarter. Excluding the significant tax benefit, our pro forma fully diluted earnings per share would have been $0.14. This compares to reported earnings per fully diluted share in the fourth quarter of 2003 of $0.00. Adjusting fourth quarter 2003 fully diluted earnings per share to exclude non-recurring manufacturing consolidation charges, pro forma earnings per fully diluted share for that period would have been $0.09.

Year to Date Results

Revenue for the year ended December 31, 2004 was $89.6 million, as compared to revenue of $84.4 million for the year ended December 31, 2003, an increase of 6%. On a pro forma basis, excluding revenue of $3.0 million in 2003 and $0.2 million in 2004 relating to the divested hemodynamic monitoring line, 2004 revenue was up 10% over 2003. This growth was attributable to strength across most of our core product lines and sales channels.

Gross profit for the year ended December 31, 2004 was $39.3 million, or 43.9% of revenue. This compares to gross profit of $33.3 million, or 39.4% of revenue, for 2003. Most of this improvement was driven by increased volume, manufacturing consolidation and other cost reductions. Prior year margins were impacted by a nonrecurring charge of $0.3 million relating to the acquisition of Burdick and by charges of $1.4 million relating to the consolidation of manufacturing operations. There were no similar charges in the current year.

Income before income taxes for the year ended December 31, 2004 was $6.2 million, including a one time gain on the sale of our hemodynamic monitoring business of $0.6 million recognized in the second quarter of 2004. This compares to a net loss before income taxes for 2003 of $1.7 million, which included Burdick acquisition related charges of $1.6 million and manufacturing consolidation charges of $1.4 million. The dramatic improvement from year to year was principally due to the combined result of increasing revenue and margins, without proportionate increases in operating expenses.

Net income for the year ended December 31, 2004 was $15.1 million, or $1.08 per fully diluted share, including the effect of the tax benefit discussed above. Adjusting net income to exclude the tax benefit and the gain on the sale of our hemodynamic monitoring business, pro forma net income and earnings per fully diluted share would have been $5.5 million and $0.39, respectively. This compares to a reported loss of $1.8 million, or $0.15 per share, for the year ended December 31, 2003. Adjusting the 2003 loss to exclude non-recurring acquisition and manufacturing consolidation related charges, pro forma net income for 2003 would have been $1.2 million, or $0.09 per fully diluted share.

Cash Flow and Liquidity

We generated cash from operations of $3.6 million and $6.3 million for the three month period and year ended December 31, 2004, respectively. This compares to net cash used in operations of $0.5 million for the three month period ended December 31, 2003 and net cash provided by operations of $0.2 million for all of 2003. Capital expenditures for 2004 declined to $0.7 million, compared to $1.3 million in the prior year, principally as a result of reduced spending on information systems.

Our cash position at December 31, 2004 was $21.9 million. This compares to total debt, net of cash, of $0.5 million at December 31, 2003. Our cash balance includes $15.5 million in net proceeds from a public equity offering which we completed in the second quarter of 2004. We expect to continue to generate positive cash from operations in 2005.

“We are very pleased with our improvement in gross margin, operating margin and overall profitability,” said Mike Matysik, chief financial officer. “The recognition of the deferred tax asset in the fourth quarter of 2004 speaks to our confidence in future operating results and our cash flow generation in 2004 underscores the quality of our earnings,” he continued.

2004 Highlights

In addition to Quinton’s financial accomplishments during 2004, other selected highlights included the following:

•	Products:

•	Launched Pyramis 5.0 ECG data management system

•	Introduced Eclipse Premier electrocardiograph

•	Added significant functionality to the Atria 3000 electrocardiograph, such as wireless communications

•	Enhanced software on the Q-Stress and Quest cardiac stress testing systems

•	Introduced a networked version of Q-Tel RMS cardiac rehabilitation system

•	Added new languages to the Atria 3000 and Q-Stress systems

•	Alliances:

•	Announced alliance with Cerner to sell our ECG data management systems and our PC based ECG devices

•	Renewed alliance with Cardiac Science to distribute automated external defibrillators under the Burdick brand name

•	Continued successful alliances with Nihon Kohden and Camtronics

•	Recognition:

•	Growth Strategy Excellence Award – Frost and Sullivan

•	Product of the year (Atria 3000) – Health Industry Distributors Association

•	Regional Emerging Company Award – Association for Corporate Growth, Seattle Chapter

•	Top Ten Fastest Growing Public Companies – Puget Sound Business Journal

•	Financing:

•	Completed follow-on stock offering, providing $15.5 million to the company.

“We are very pleased with our overall success in 2004, including pro forma revenue growth of 10% and substantial profitability and cash flow improvements. All of our accomplishments in 2004 position us favorably for continued success in 2005 and beyond,” said John Hinson, Quinton’s chief executive officer.

Outlook

Quinton provided guidance for 2005 revenue and earnings. This guidance excludes the effect of any possible mergers or acquisitions, the effect of which could materially affect actual results. Quinton expects consolidated net revenue growth for 2005 to be in the high single digit percentage range. Based on this revenue growth, Quinton expects growth in operating income, excluding stock based compensation, of over 50%. Including anticipated changes in reporting stock based compensation and the effect of reporting income on a fully taxed basis, Quinton expects net income for 2005 to be in a range between $3.9 million and $4.5 million, representing earnings per fully diluted share to be between $0.25 and $0.29, on fully diluted shares of approximately 15.3 million.

These expected net income and earnings per fully diluted share amounts include estimated pre-tax non-cash expenses relating to stock based compensation of $1.3 million (approximately $0.08 per share), reflecting charges in the second half of the year, at which time expensing of stock based compensation becomes mandatory. These expected net income and earnings per share amounts also include an income tax provision at a blended 42% rate (35% on pre-tax income excluding stock based compensation). Quinton expects a difference between its reported income tax provision and actual cash income taxes of approximately $2.0 million, relating to the benefit of tax loss and credit carryforwards.

Quinton noted that expected results for 2005 include continued improvement in gross margins of one to two percentage points and strong operating cash flows. Quinton also noted that, while results are likely to fluctuate from quarter to quarter, both top and bottom line should trend upward over the course of the year, especially when viewed on a trailing 12 month basis.

Revenue for the first quarter of 2005 is expected to be in a range between $22.0 and $23.5 million and net income, fully taxed, is expected to be in a range between $0.9 and $1.1 million, or $0.06 and $0.07 per fully diluted share.

Conference Call / Webcast Schedule

Quinton has scheduled a conference call for Thursday, February 24, 2005 at 4:30 p.m. Eastern Time to discuss the Company’s fourth quarter and full year financial results with analysts and investors. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.

To access the conference call, dial (877) 851-1757. International participants can call (706) 679-3220. The call will also be web cast live through the Quinton web site at www.quinton.com.

An audio replay of the call will be available for 7 days following the call at (800) 642-1687 for U.S. callers or (706) 645-9291 for those calling outside the U.S. The ID number is 1494546. An audio archive will be available at www.quinton.com for one month following the call.

About Quinton Cardiology Systems

Quinton develops, manufactures, markets, and services a family of advanced cardiology products used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton and Burdick brand names. Quinton’s shares are quoted on the NASDAQ National Market under the trading symbol “QUIN”. For more information, visit the Quinton web site at www.quinton.com or contact Quinton at (800) 426-0337.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Quinton’s expected revenue, profitability, earnings per share and cash flows for 2005 and beyond. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, possible delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, disruptions in supplies or increases in prices of certain components we use in our products, changes in the number of primary or fully diluted shares outstanding, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, and our ability to maintain good relationships with our employees and suppliers. These and other risks are more fully described under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2003, under the caption “Certain Factors that May Affect Future Results” and other documents, as filed with the Securities and Exchange Commission by Quinton Cardiology Systems, Inc. Quinton undertakes no duty or obligation to update the information provided herein.

Contact:
Mike Matysik
Senior Vice President and Chief Financial Officer
(425) 402-2009
www.quinton.com

Pro Forma Financial Information

This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”).

The information presented on a pro forma basis relates to the calculation of revenue growth for the three month period and year ended December 31, 2004, compared to the comparable periods in 2003, after adjusting revenues reported in accordance with GAAP to exclude revenues from Quinton’s line of hemodynamic monitoring products, which was divested in 2003. Additionally, net income and earnings per fully diluted share for the three month periods and years ended December 31, 2003 and 2004 are presented on a pro forma basis, after excluding the recognition of the gain of the sale of the divested hemodynamic monitoring line and the reduction in our valuation allowance against deferred tax assets in 2004 and after excluding acquisition and manufacturing consolidation related charges in 2003, all of which are nonrecurring in nature.

Management believes that this pro forma information is meaningful because the adjusted measures provide a comparison of the performance of the Company’s operations on bases which are consistent from period to period. Set forth below is a reconciliation of these measures to the most directly comparable financial measures calculated in accordance with GAAP (in thousands, except per share amounts):

Revenues, as reported, for the three months ended December 31, 2003	$22,373
Pro forma adjustment:
Deduct revenue relating to hemodynamic monitoring line	(431)

Pro forma revenues for the three months ended December 31, 2003	$21,942

Revenues, as reported, for the three months ended December 31, 2004	$23,805

Revenue growth for three months ended December 31, 2004 compared to reported revenues for the same period in 2003	6.4%

Pro forma revenue growth for three months ended December 31, 2004 compared to pro forma revenues for the same period in 2003	8.5%

Revenues, as reported, for the twelve months ended December 31, 2003	$84,396
Pro forma adjustment:
Deduct revenue relating to hemodynamic monitoring line	(3,022)

Pro forma revenues for the twelve months ended December 31, 2003	$81,374

Revenues, as reported, for the twelve months ended December 31, 2004	$89,603
Pro forma adjustment:
Deduct revenue relating to hemodynamic monitoring line	(221)

Pro forma revenues for the twelve months ended December 31, 2004	$89,382

Revenue growth for the twelve month period ended December 31, 2004 compared to reported revenues for the same period in 2003	6.2%

Pro forma revenue growth for the twelve months ended December 31, 2004 compared to pro forma revenues for the same period in 2003	9.8%

	Three Months Ended	Year Ended
	December 31, 2003	December 31, 2003
Net income (loss) – as reported	$50	$(1,783)
Pro forma adjustments:
Acquisition related charge to cost of revenues	—	300

Write off acquisition related in-process research and development	—	1,290

Manufacturing consolidation related charges to cost of revenues	1,147	1,418

Pro forma net income	$1,197	$1,225

Pro forma net income per share – diluted	$0.09	$0.09

Weighted average shares outstanding – diluted	13,050	12,955

	Three Months Ended	Year Ended
	December 31, 2004	December 31, 2004
Net income – as reported	$10,979	$15,068
Pro forma adjustments:
Gain on sale of hemodynamic monitoring line	—	(633)

Reduction in valuation allowance against deferred tax assets	(8,956)	(8,956)

Pro forma net income	$2,023	$5,479

Pro forma net income per share – diluted	$0.14	$0.39

Weighted average shares outstanding – diluted	14,786	14,012

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2003	2004
ASSETS
Current Assets:
Cash and cash equivalents	$185	$21,902
Marketable equity securities	—	646
Accounts receivable, net	12,480	13,649
Inventories	12,690	11,047
Deferred income taxes	—	5,542
Prepaid expenses and other current assets	1,419	790

Total current assets	26,774	53,576

Machinery and equipment, net of accumulated depreciation	4,918	4,314
Deferred income taxes	—	3,594
Intangible assets, net of accumulated amortization	5,672	5,619
Investment in unconsolidated entity	1,000	1,000
Goodwill	9,953	9,072

Total assets	$48,317	$77,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$354	$—
Current portion of long term debt	363	—
Accounts payable	6,183	5,615
Accrued liabilities	7,349	6,220
Warranty liabilities	2,059	2,093
Deferred revenue	4,499	4,754

Total current liabilities	20,807	18,682

Deferred tax liabilities	1,180	—

Total liabilities	21,987	18,682

Minority interest in consolidated entity	198	159

Shareholders’ Equity	26,132	58,334

Total liabilities and shareholders’ equity	$48,317	$77,175

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2003		2004
	$	%	$	%
Revenues:
Systems	$19,249	86.0%	$20,871	87.7%
Service	3,124	14.0	2,934	12.3

Total revenues	22,373	100.0	23,805	100.0

Cost of revenues:
Systems	11,098	57.7	11,196	53.6
Service	1,728	55.3	1,884	64.2
Manufacturing consolidation related charges to cost of revenues	1,147	—	—	—

Total cost of revenues	13,973	62.5	13,080	54.9

Gross profit:
Systems	8,151	42.3	9,675	46.4
Service	1,396	44.7	1,050	35.8
Manufacturing consolidation related charges to cost of revenues	(1,147)	—	—	—

Gross profit	8,400	37.5	10,725	45.1

Operating expenses:
Research and development	2,041	9.1	1,888	7.9
Sales and marketing	4,333	19.3	4,872	20.5
General and administrative	1,871	8.4	2,264	9.5
Stock-based compensation	20	0.1	19	0.1

Total operating expenses	8,265	36.9	9,043	38.0

Operating income	135	0.6	1,682	7.1

Other income (expense):
Interest expense, net	(33)	(0.2)	(48)	(0.2)
Other income (expense), net	(4)	0.0	381	1.6

Total other income (expense)	(37)	(0.2)	333	1.4

Income before income taxes and minority interest	98	0.4	2,015	8.5

Income tax benefit (provision)	(49)	(0.2)	8,960	37.6

Income before minority interest in loss of consolidated entity	49	0.2	10,975	46.1
Minority interest in loss of consolidated entity	1	0.0	4	0.0

Net income	$50	0.2%	$10,979	46.1%

Net income per share — basic	$0.00		$0.78
Net income per share — diluted	$0.00		$0.74
Weighted average shares outstanding — basic	12,197,139		14,042,128
Weighted average shares outstanding — diluted	13,049,760		14,786,110

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Twelve Months Ended December 31,
	2003		2004
	$	%	$	%
Revenues:
Systems	$71,557	84.8%	$77,373	86.4%
Service	12,839	15.2	12,230	13.6

Total revenues	84,396	100.0	89,603	100.0

Cost of revenues:
Systems	42,351	59.2	42,862	55.4
Service	7,062	55.0	7,440	60.8
Acquisition related charge to cost of revenues	300	—	—	—
Manufacturing consolidation related charges to cost of revenues	1,418	—	—	—

Total cost of revenues	51,131	60.6	50,302	56.1

Gross profit:
Systems	29,206	40.8	34,511	44.6
Service	5,777	45.0	4,790	39.2
Acquisition related charge to cost of revenues	(300)	—	—	—
Manufacturing consolidation related charges to cost of revenues	(1,418)	—	—	—

Gross profit	33,265	39.4	39,301	43.9

Operating expenses:
Research and development	8,086	9.6	7,397	8.3
Write off of purchased in-process research and development projects	1,290	1.5	—	—
Sales and marketing	17,669	20.9	18,378	20.5
General and administrative	7,669	9.1	8,275	9.2
Stock-based compensation	74	0.1	73	0.1

Total operating expenses	34,788	41.2	34,123	38.1

Operating income (loss)	(1,523)	(1.8)	5,178	5.8

Other income (expense):
Interest expense, net	(244)	(0.2)	(70)	(0.1)
Interest income, putable warrants	32	0.0	—	—
Other income (expense), net	(11)	0.0	1,031	1.2

Total other income (expense)	(223)	(0.2)	961	1.1

Income (loss) before income taxes and minority interest	(1,746)	(2.0)	6,139	6.9

Income tax benefit (provision)	(62)	(0.1)	8,890	9.9

Income (loss) before minority interest in loss of consolidated entity	(1,808)	(2.1)	15,029	16.8
Minority interest in loss of consolidated entity	25	0.0	39	0.0

Net income (loss)	$(1,783)	(2.1)%	$15,068	16.8%

Net income (loss) per share — basic	$(0.15)		$1.14
Net income (loss) per share — diluted	$(0.15)		$1.08
Weighted average shares outstanding — basic	12,147,720		13,262,748
Weighted average shares outstanding — diluted	12,147,720		14,011,593

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2004	2003	2004
Operating Activities:
Net income (loss)	$50	$10,979	$(1,783)	$15,068
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization	465	394	1,858	1,574
Loss on disposal of equipment	359	16	365	20
Gain on sale of hemodynamic monitoring business	—	—	—	(633)
Amortization of deferred stock-based compensation	20	19	74	73
Interest income, putable warrants	—	—	(32)	—
Deferred taxes	24	(9,028)	24	(9,014)
Write off of purchased in-process research and development	—	—	1,290	—
Minority interest in loss of consolidated entity	(1)	(4)	(25)	(39)
Other income — marketable equity securities	—	(610)	—	(610)
Changes in operating assets and liabilities, net of businesses acquired and divested:
Accounts receivable	(1,379)	199	(1,298)	(1,169)
Inventories	(772)	(245)	1,543	775
Prepaid expenses and other current assets	(117)	9	227	(51)
Accounts payable	999	(378)	(1,318)	(568)
Accrued liabilities	4	1,814	(504)	332
Warranty liability	(42)	84	(46)	49
Deferred revenue	(131)	389	(202)	452

Net cash flows from (used in) operating activities	(521)	3,638	173	6,259

Investing Activities:
Purchases of machinery and equipment	(278)	(323)	(1,345)	(666)
Purchase of technology	—	—	—	(125)
Proceeds from collection of a note receivable issued in connection with sale of hemodynamic monitoring product line	—	750	—	750
Proceeds from sales of machinery and equipment	25	—	133	—
Proceeds from sale of hemodynamic monitoring product line	1,000	—	1,000	—
Purchase of Burdick, Inc., net of cash acquired	—	—	(19,385)	—

Net cash flows from (used in) investing activities	747	427	(19,597)	(41)

Financing Activities:
Borrowings (repayments) on bank line of credit, net	(529)	—	354	(354)
Payment of note payable in connection with purchase of technology	—	—	—	(125)
Payments of long term debt	(91)	(91)	(363)	(363)
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	128	154	532	890
Redemption of putable warrants	—	—	(296)	—
Proceeds from issuance of stock, net of issuance costs	—	—	—	15,451

Net cash flows from (used in) financing activities	(492)	63	227	15,499

Net change in cash and cash equivalents	(266)	4,128	(19,197)	21,717
Cash and cash equivalents, beginning of period	451	17,774	19,382	185

Cash and cash equivalents, end of period	$185	$21,902	$185	$21,902